Exhibit 23.2

Consent of Ernst & Young LLP

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3, No. 333-114212) and related Prospectus of Wells Real Estate Investment Trust, Inc. for the registration of 100,000,000 shares of its common stock and to the incorporation by reference therein of our report dated April 19, 2005, with respect to the consolidated financial statements and schedules of Wells Real Estate Investment Trust, Inc., included in its Current Report on Form 8-K filed on June 10, 2005 with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

Atlanta, Georgia

June 8, 2005